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                      ARAMARK CORPORATION AND SUBSIDIARIES

                                                                      EXHIBIT 11
         COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE (1)
                      (In thousands, except per share data)
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

                                                                                    Fiscal Year Ended
                                                  ---------------------------------------------------------------------------------
                                                  September 27,      September 29,     September 30,    October 1,      October 2,
                                                     1996               1995              1994             1993            1992
                                                  -------------      -------------     -------------    ----------      -----------
    Earnings:

    Net income                                       $109,470         $93,503            $86,079           $77,132          $67,381


    Preferred stock dividends                            (769)         (1,046)            (1,337)             (883)               -
                                                     --------         -------            -------           -------          -------


    Net income available to common stock             $108,701         $92,457            $84,742           $76,249          $67,381
                                                     ========         =======            =======           =======          =======

    Shares:

    Weighted average number of common
      shares outstanding (2)                           44,318          46,381             46,616            46,133           44,746


    Impact of potential exercise opportunities
       under the ARAMARK Ownership Program              2,670           2,928              3,512             4,873            5,898
                                                     --------         -------            -------           -------          -------


      Total common and common
         equivalent shares                             46,988          49,309             50,128            51,006           50,644
                                                     ========         =======            =======           =======          =======


    Fully diluted earnings per common and
      common equivalent share                           $2.31           $1.88              $1.69             $1.49            $1.33
                                                        =====           =====              =====             =====            =====

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(1)  Primary and fully diluted earnings per share are approximately the same.
     Weighted average shares outstanding and earnings per share amounts for the period ending October 1, 1993 and prior have been retroactively adjusted to reflect the November 1993 four-for-one stock split.

(2) Includes Class B plus Class A Common Shares stated on a Class B Common Share Equivalent Basis.